Exhibit 99.1

The ONE Group Reports Fourth Quarter and Full Year 2022 Financial Results

Achieved a 14.2% Increase in Annual Revenues to a Record $316.6 Million

Introduces 2023 Targets; Eight to Twelve New Venues Planned

Denver, CO – (BUSINESS WIRE) – March 9, 2023 - The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) today reported its financial results for the fourth quarter and full year ended December 31, 2022.

Highlights for the fourth quarter compared to the same period in 2021 are as follows:

●	Total GAAP revenues increased 5.0% to $88.3 million from $84.1 million;
●	Comparable sales* decreased 3.1% compared to 2021 and increased 46.2% compared to 2019;
●	GAAP net income attributable to The ONE Group was $5.1 million, or $0.15 per share ($0.19 adjusted net income per share) ****, compared to GAAP net income of $5.8 million, or $0.17 per share ($0.24 adjusted net income per share)****
●	Restaurant Operating Profit*** decreased 2.2% to $15.9 million from $16.2 million; and
●	Adjusted EBITDA** decreased 2.0% to $13.0 million from $13.3 million.

Highlights for the full year 2022 compared to 2021 are as follows:

●	Total GAAP revenues increased 14.2% to $316.6 million from $277.2 million;
●	Comparable sales* increased 10.8% compared to 2021 and increased 47.7% compared to 2019;
●	GAAP net income attributable to The ONE Group was $13.5 million, or $0.40 per share ($0.55 adjusted net income per share) ****, compared to GAAP net income of $31.3 million, or $0.93 per share ($0.59 adjusted net income per share)****
●	Restaurant Operating Profit*** decreased 3.1% to $50.8 million from $52.4 million; and
●	Adjusted EBITDA** decreased 3.4% to $41.3 million from $42.7 million.

“2022 marked a year of robust top-line growth for The ONE Group. We delivered a 14.2% increase in total revenue, which included a 10.8% increase in comparable sales compared to 2021 and a 47.7% increase compared to 2019. In addition to strong comparable sales growth, we established an incredible pipeline of new STK and Kona Grill locations, including company-owned and asset light development. In 2022, we opened two company-owned locations, STK San Francisco and STK Dallas which are averaging approximately $350,000 in sales per week since opening, considerably higher than our investment model. On the asset light side of the business, we opened one managed STK, our third in London England, and a virtual REEF Kitchen location. These successes are a testament to the efforts of our team members who deliver exceptional and unforgettable experiences to every guest, every time,” said Emanuel “Manny” Hilario, President and CEO of The ONE Group.

Hilario continued, “Our 2023 pipeline is the strongest in the Company’s history as we plan to open eight to twelve new venues. We kicked off the year by opening a new redesigned Kona Grill in Columbus, OH in January which has been averaging $115,000 in sales  per week since opening, above our system average during this time. This was the first Kona Grill opening since we acquired the concept in 2019, and it is a big step in what we believe will be a larger expansion of the concept moving forward. In addition, we have recently opened two more REEF Kitchen locations in Austin, Texas. Importantly, we believe we have a long runway of white space opportunities ahead as we see a total addressable market of 400 total venues including 200 STKs globally and 200 Kona Grills domestically.”

*Comparable sales represent total U.S. food and beverage sales at owned and managed units opened for at least a full 18-months. This measure includes total revenue from our owned and managed locations. The Company monitors sales growth at its established restaurant base in addition to growth that results from restaurant acquisitions; the Company has presented comparable sales growth from 2019 to illustrate how sales at its restaurant base before the COVID-19 pandemic compare to sales as COVID-19 restrictions have eased and the Company has reopened in-person dining.

**We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, non-cash rent expense, pre-opening expenses, non-recurring gains and losses including incremental costs related to COVID-19, stock-based compensation and certain transactional costs. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Net Income to Adjusted EBITDA in this release.

***We define Restaurant Operating Profit as owned restaurant net revenue minus owned restaurant cost of sales and owned restaurant operating expenses. Restaurant Operating Profit has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Operating income to Restaurant Operating Profit in this release.

****We define Adjusted Net Income as net income before gains on CARES Act Loan forgiveness, COVID-19 costs, lease termination expenses, one-time stock-based compensation, non-recurring costs, non-cash rent during the pre-opening period and the income tax effect of any adjustments. Adjusted Net Income has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Net Income to Adjusted Net Income in this release.

Fourth Quarter 2022 Financial Results

Total GAAP revenues increased $4.2 million, or 5.0%, to $88.3 million in the fourth quarter of 2022 from $84.1 million in the fourth quarter of 2021.

Total owned restaurant net revenues increased $4.5 million, or 5.6%, to $83.9 million in the fourth quarter of 2022 from $79.4 million in the fourth quarter of 2021. The increase was primarily attributable to the addition of STK San Francisco in August 2022 and STK Dallas in November 2022. Consolidated comparable sales* decreased 3.1% from the fourth quarter of 2021 and increased 46.2% from the fourth quarter of 2019.

Management, license and incentive fee revenues decreased $0.2 million, or 4.5%, to $4.4 million in the fourth quarter of 2022 from $4.6 million in the fourth quarter of 2021. The decrease was primarily driven by lower revenues in our managed properties, partially offset by the opening of a managed STK restaurant at The Gantry London hotel in London, UK.

Restaurant Operating Profit*** decreased $0.4 million, or 2.2%, to $15.9 million and represented 18.9% of Company-owned restaurant net revenues in the fourth quarter of 2022 compared to $16.2 million and 20.4% of Company-owned restaurant net revenues in the fourth quarter of 2021. The decrease was primarily due to consolidated higher average wage and operating costs which were subject to inflationary pressures during 2022 that affected the restaurant industry.

STK Restaurant operating profit was $11.7 million and represented 22.6% of Company-owned STK restaurant net revenues compared to 24.8% in the prior year fourth quarter. Kona Grill operating profit was $4.2 million and represented 13.1% of Company-owned Kona Grill restaurant net revenues compared to 14.9% in the prior year fourth quarter.

General and administrative costs increased $0.2 million, or 2.3%, to $8.5 million for the three months ended December 31, 2022 from $8.3 million for the three months ended December 31, 2021. The increase was attributable to additional investments required ahead of growth, increased accounting and legal fees and increased stock-based compensation expense, partially offset by a decrease in performance-based variable compensation expense. In addition, the Company experienced increased travel expenses due to rising hotel and airfare costs.

Pre-opening expenses were $1.7 million for the three months ended December 31, 2022 compared to $0.2 million for the three months ended December 31, 2021. This increase was primarily related to payroll, training and non-cash pre-opening rent for STK Dallas which opened in November 2022; Kona Grill Columbus which opened in January; Kona Grill restaurants in Riverton, UT and Desert Ridge, AZ; and STK restaurants in Charlotte, NC, Boston, MA, and Washington D.C which are currently under construction.

GAAP net income attributable to The ONE Group Hospitality, Inc. in the fourth quarter of 2022 was $5.1 million, or $0.15 per share, compared to $5.8 million, or $0.17 per share, in the fourth quarter of 2021.

Adjusted Net Income**** attributable to The ONE Group Hospitality, Inc. in the fourth quarter of 2022 was $6.5 million, or $0.19 per share, compared to $8.3 million, or $0.24 per share, in the fourth quarter of 2021.

Adjusted EBITDA** decreased $0.3 million, or 2.0%, to $13.0 million in the fourth quarter of 2022 from $13.3 million in the fourth quarter of 2021.

Full Year 2022 Financial Results

Total GAAP revenues increased $39.5 million, or 14.2%, to $316.6 million in 2022 from $277.2 million in 2021.

Total owned restaurant net revenues increased $36.5 million, or 13.8%, to $300.9 million in 2022. The increase was primarily attributable to the strong execution of our sales initiatives combined with the opening of STK San Francisco in August 2022 and STK Dallas in November 2022. Consolidated comparable sales* increased 10.8% in 2022 and increased 47.7% from 2019.

Management, license and incentive fee revenues increased $3.0 million, or 23.5%, to $15.8 million in 2022 compared to $12.8 million in 2021. The increase was primarily attributable to strong revenues at our managed restaurants in North America.

Restaurant Operating Profit*** decreased to $50.8 million and represented 16.9% of Company-owned restaurant net revenues in 2022 compared to $52.4 million and 19.8% of Company-owned restaurant net revenues in 2021. The decrease was primarily due to consolidated higher average wage and operating costs which were subject to inflationary pressures during 2022 that affected the restaurant industry.

STK Restaurant operating profit was $37.3 million and represented 21.5% of Company-owned STK restaurant net revenues compared to 24.7% in 2021. Kona Grill operating profit was $13.7 million and represented 10.8% of Company-owned Kona Grill restaurant net revenues compared to 14.4% in 2021.

GAAP net income attributable to The ONE Group Hospitality, Inc. was $13.5 million in 2022, or $0.40 per share, compared to $31.3 million, or $0.93 per share in 2021.

Adjusted Net Income**** attributable to The ONE Group Hospitality, Inc. was $18.7 million in 2022, or $0.55 per share, compared to $19.8 million, or $0.59 per share in 2021.

Adjusted EBITDA** decreased $1.4 million, or 3.4%, to $41.3 million in 2022 from $42.7 million in 2021.

Restaurant Development

The Company opened four venues in 2022:

●	Owned STK restaurant in San Francisco, California;
●	Owned STK restaurant in Dallas, Texas;
●	Licensed virtual Bao Yum in Austin, Texas; and
●	Managed STK restaurant at The Gantry London hotel in London, United Kingdom.

The Company intends to open eight to twelve new venues in 2023, including a Kona Grill restaurant in Columbus, OH which opened in January 2023. There are currently three Company-owned STK restaurants (Charlotte, NC, Boston, MA and Washington D.C.) and two Company-owned Kona Grill restaurants (Riverton, UT and Desert Ridge, AZ) under development.

Share Repurchase

On September 7, 2022, the Company announced the commencement of a share repurchase program for up to $10 million of its outstanding common stock which terminates in September 2024. As of December 31, 2022, the Company had repurchased 1.1 million shares for aggregate consideration of $7.1 million under this program. The Company purchased an additional 0.1 million shares totaling $0.7 million during the first two months of 2023.

Credit Facility

In December 2022, the Company announced that it had successfully amended its existing credit facility to provide an additional $50 million delayed draw senior secured term loan to its existing $25 million term loan and $12 million revolving credit facility.

Key updates to the credit agreement include:

●	Allows for a new $50 million delayed draw term facility, available to draw for up to 12 months and subject to a 1.75x Net Leverage Ratio incurrence test (as defined in the credit agreement) for permitted acquisitions, stock repurchases and new restaurant capital expenditures; and

●	Allows the Company to redeem, repurchase or otherwise acquire its own capital stock in an aggregate amount of up to $50 million subject to a 1.75x Net Leverage Ratio incurrence test.

The Company drew the full amount available on its delayed draw term loan in December 2022.

2023 Targets

The Company is providing the following targets for 2023:

Financial Results and Other Select Data	2023 Guidance
Total GAAP revenues	$360M to $380M
Managed, license and incentive fee revenues	$17.0M to $17.5M
Total owned operating expenses as a percentage of owned restaurant net revenue	82.5% to 82%
Total G&A excluding stock-based compensation	$27M to $29M
Consolidated Adjusted EBITDA	$50M to $54M
Restaurant pre-opening expenses	$5.5M to $6.5M
Operating income	$25.5M to $28.5M
Effective income tax rate	5% to 10%
Total capital expenditures, net of allowances received by landlords	2% of Company-owned revenue and $3.0M to $3.5M per new Company-owned venue
Number of new system-wide venues	eight to twelve

Conference Call and Webcast

Emanuel “Manny” Hilario, President and Chief Executive Officer, and Tyler Loy, Chief Financial Officer, will host a conference call and webcast today at 4:30 PM Eastern Time.

The conference call can be accessed live over the phone by dialing 1-412-542-4186. A replay will be available after the call and can be accessed by dialing 1-412-317-6671; the passcode is 10175585. The replay will be available until March 23, 2023.

The webcast can be accessed from the Investor Relations tab of The ONE Group’s website at www.togrp.com under “News / Events”.

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is a global hospitality company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both in the U.S. and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands and operations are:

●	STK, a modern twist on the American steakhouse concept with 25 restaurants in major metropolitan cities in the U.S., Europe and the Middle East, featuring premium steaks, seafood and specialty cocktails in an energetic upscale atmosphere.
●	Kona Grill, a polished casual, bar-centric grill concept with 25 restaurants in the U.S., featuring American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere.
●	ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos currently operating 13 venues in the U.S. and Europe.

Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “intend,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to: (1) the effects of the COVID-19 pandemic on our business, including government restrictions on our ability to operate our restaurants and changes in customer behavior, and our ability to hire employees; (2) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain employees; (3) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (4) our ability to successfully improve performance and cost, realize the benefits of our marketing efforts and achieve improved results as we focus on developing new management and license deals; (5) changes in applicable laws or regulations; (6) the possibility that The ONE Group may be adversely affected by other economic, business, and/or competitive factors; and (7) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K filed for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q.

Investors are referred to the most recent reports filed with the Securities and Exchange Commission by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investors:

ICR

Michelle Michalski or Raphael Gross

(646) 277-1224

Michelle.Michalski@icrinc.com

Media:

ICR

Seth Grugle

(646) 277-1272

seth.grugle@icrinc.com

THE ONE GROUP HOSPITALITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except earnings per share and related share information)

	For the three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Revenues:	(unaudited)	(unaudited)
Owned restaurant net revenue	$83,874	$79,422	$300,859	$264,404
Management, license and incentive fee revenue	4,437	4,645	15,779	12,774
Total revenues	88,311	84,067	316,638	277,178
Cost and expenses:
Owned operating expenses:
Owned restaurant cost of sales	20,134	20,543	75,365	67,468
Owned restaurant operating expenses	47,870	42,647	174,689	144,529
Total owned operating expenses	68,004	63,190	250,054	211,997
General and administrative (including stock-based compensation of $1,195, $806, $3,985 and $3,618 for the quarters and years ended December 31, 2022 and 2021, respectively)	8,495	8,300	29,081	25,573
Depreciation and amortization	3,562	3,024	12,134	10,790
COVID-19 related expenses	—	2,045	2,534	5,821
Transaction costs	72	29	123	160
Lease termination expenses	2	1,560	257	1,912
Agreement restructuring expenses	—	9	—	503
Pre-opening expenses	1,687	195	5,519	1,037
Write-off of trademark costs and other	630	—	630	—
Total costs and expenses	82,452	78,352	300,332	257,793
Operating income (loss)	5,859	5,715	16,306	19,385
Other (income) expenses, net:
Interest expense, net of interest income	726	517	2,113	3,780
Loss on early debt extinguishment	—	—	—	600
Gain on CARES Act Loan Forgiveness	—	—	—	(18,529)
Total other expenses (income), net	726	517	2,113	(14,149)
Income before provision for income taxes	5,133	5,198	14,193	33,534
Provision for income taxes	153	(602)	874	1,586
Net income	4,980	5,800	13,319	31,948
Less: net (loss) income attributable to noncontrolling interest	(98)	27	(215)	600
Net income attributable to The ONE Group Hospitality, Inc.	$5,078	$5,773	$13,534	$31,348
Currency translation (loss) gain	124	44	(224)	1
Comprehensive income attributable to The One Group Hospitality, Inc.	$5,202	$5,817	$13,310	$31,349

Net income attributable to The ONE Group Hospitality, Inc. per share:
Basic net income per share	$0.16	$0.18	$0.42	$1.01
Diluted net income per share	$0.15	$0.17	$0.40	$0.93

Shares used in computing basic income per share	32,114,857	32,118,747	32,400,515	31,155,224
Shares used in computing diluted income per share	33,195,525	34,322,390	33,871,797	33,794,344

The following table sets forth certain statements of operations data as a percentage of total revenues for the periods indicated. Certain percentage amounts may not sum to total due to rounding.

	For the three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Revenues:
Owned restaurant net revenue	95.0%	94.5%	95.0%	95.4%
Management, license and incentive fee revenue	5.0%	5.5%	5.0%	4.6%
Total revenues	100.0%	100.0%	100.0%	100.0%
Cost and expenses:
Owned operating expenses:
Owned restaurant cost of sales (1)	24.0%	25.9%	25.0%	25.5%
Owned restaurant operating expenses (1)	57.1%	53.7%	58.1%	54.7%
Total owned operating expenses (1)	81.1%	79.6%	83.1%	80.2%
General and administrative (including stock-based compensation of 1.4%, 1.0%, 1.3% and 1.3% for the quarters and years ended December 31, 2022 and 2021, respectively)	9.6%	9.9%	9.2%	9.2%
Depreciation and amortization	4.0%	3.6%	3.8%	3.9%
COVID-19 related expenses	—%	2.4%	0.8%	2.1%
Transaction costs	0.1%	0.0%	0.0%	0.1%
Lease termination expenses	0.0%	1.9%	0.1%	0.7%
Agreement restructuring expenses	—%	0.0%	—%	0.2%
Pre-opening expenses	1.9%	0.2%	1.7%	0.4%
Write-off of trademark costs and other	0.7%	—%	0.2%	—%
Total costs and expenses	93.4%	93.2%	94.9%	93.0%
Operating income	6.6%	6.8%	5.1%	7.0%
Other (income) expenses, net:
Interest expense, net of interest income	0.8%	0.6%	0.7%	1.4%
Loss on early debt extinguishment	—%	—%	—%	0.2%
Gain on CARES Act Loan Forgiveness	—%	—%	—%	(6.7)%
Total other expenses (income), net	0.8%	0.6%	0.7%	(5.1)%
Income before provision for income taxes	5.8%	6.2%	4.5%	12.1%
Provision for income taxes	0.2%	(0.7)%	0.3%	0.6%
Net income	5.6%	6.9%	4.2%	11.5%
Less: net (loss) income attributable to noncontrolling interest	(0.1)%	0.0%	(0.1)%	0.2%
Net income attributable to The ONE Group Hospitality, Inc.	5.8%	6.9%	4.3%	11.3%

(1)	These expenses are being shown as a percentage of owned restaurant net revenue.

THE ONE GROUP HOSPITALITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$55,121	$23,614
Accounts receivable	15,220	11,356
Inventory	5,728	3,915
Other current assets	2,091	3,666
Due from related parties	376	376
Total current assets	78,536	42,927

Property and equipment, net	94,087	69,638
Operating lease right-of-use assets	85,161	85,395
Deferred tax assets, net	12,323	12,313
Intangibles, net	15,290	15,505
Other assets	4,774	3,199
Security deposits	853	858
Total assets	$291,024	$229,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,055	$11,094
Accrued expenses	22,409	23,155
Deferred gift card revenue and other	2,115	2,029
Current portion of operating lease liabilities	6,336	5,396
Current portion of long-term debt	1,500	500
Other current liabilities	256	90
Total current liabilities	45,671	42,264

Operating lease liabilities, net of current portion	105,247	103,616
Long-term debt, net of current portion	70,544	23,132
Other long-term liabilities	972	298
Total liabilities	222,434	169,310

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.0001 par value, 75,000,000 shares authorized; 32,829,995 issued and 31,735,423 outstanding at December 31, 2022 and 32,138,396 shares issued and 32,125,762 outstanding at December 31, 2021	3	3
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	—	—
Treasury stock, 1,094,572 and 12,634 shares at cost at December 31, 2022 and December 31, 2021, respectively	(7,169)	(37)
Additional paid-in capital	55,583	53,481
Retained earnings	24,166	10,632
Accumulated other comprehensive loss	(2,869)	(2,645)
Total stockholders’ equity	69,714	61,434
Noncontrolling interests	(1,124)	(909)
Total equity	68,590	60,525
Total liabilities and equity	$291,024	$229,835

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units, Adjusted EBITDA, Restaurant Operating Profit and Adjusted Net Income (Loss).

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Owned restaurant net revenue (1)	$83,874	$79,422	$300,859	$264,404
Management, license and incentive fee revenue	4,437	4,645	15,779	12,774
GAAP revenues	$88,311	$84,067	$316,638	$277,178

Food and beverage sales from managed units (1)	34,985	34,672	125,904	99,391

Total food and beverage sales at owned and managed units	$118,859	$114,094	$426,763	$363,795

(1)	Components of total food and beverage sales at owned and managed units.

The following table presents the elements of the quarterly and annual Same Store Sales measure for 2022:

	2022 vs. 2021					2022 vs. 2019
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
US STK Owned Restaurants	57.1%	17.8%	4.0%	0.2%	15.7%	73.5%	91.4%	80.6%	64.7%	76.8%
US STK Managed Restaurants	103.6%	26.6%	2.1%	(0.8)%	21.9%	41.1%	60.5%	50.4%	57.0%	52.1%
US STK Total Restaurants	66.7%	19.8%	3.5%	0.0%	17.1%	62.9%	81.9%	70.6%	62.6%	69.1%
Kona Grill Total Restaurants	21.9%	3.7%	(3.6)%	(7.6)%	2.5%	27.5%	27.6%	22.3%	27.7%	26.3%
Combined Same Store Sales	45.1%	12.8%	0.5%	(3.1)%	10.8%	45.3%	53.5%	45.6%	46.2%	47.7%

Adjusted EBITDA. We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, non-cash rent expense, pre-opening expenses, non-recurring gains and losses, stock-based compensation, COVID-19 related expense and certain transactional costs. Not all the aforementioned items defining Adjusted EBITDA occur in each reporting period but have been included in our definitions of terms based on our historical activity. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Net income attributable to The ONE Group Hospitality, Inc.	$5,078	$5,773	$13,534	$31,348
Net income (loss) attributable to noncontrolling interest	(98)	27	(215)	600
Net income	4,980	5,800	13,319	31,948
Interest expense, net of interest income	726	517	2,113	3,780
Provision for income taxes	153	(602)	874	1,586
Depreciation and amortization	3,562	3,024	12,134	10,790
EBITDA	9,421	8,739	28,440	48,104
COVID-19 related expenses	—	2,045	2,534	5,821
Transaction costs	72	29	123	160
Stock-based compensation	1,195	806	3,985	3,618
Lease termination expense (1)	2	1,560	257	1,912
Agreement restructuring expense	—	9	—	503
Pre-opening expenses	1,687	195	5,519	1,037
Non-cash rent (2)	(4)	(13)	(164)	(32)
Gain on CARES Act Loan forgiveness	—	—	—	(18,529)
Loss on early debt extinguishment	—	—	—	600
Write-off of trademark costs and other	630	—	630	—
Adjusted EBITDA	13,003	13,370	41,324	43,194
Adjusted EBITDA attributable to noncontrolling interest	(5)	100	72	507
Adjusted EBITDA attributable to The ONE Group Hospitality, Inc.	$13,008	$13,270	$41,252	$42,687

(1)	Lease termination expense are costs associated with closed, abandoned and disputed locations or leases.
(2)	Non-cash rent expense is included in owned restaurant operating expenses and general and administrative expense on the consolidated statements of operations and comprehensive income.

Restaurant Operating Profit. We define Restaurant Operating Profit as owned restaurant net revenue minus owned restaurant cost of sales and owned restaurant operating expenses.

We believe Restaurant Operating Profit is an important component of financial results because: (i) it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance, and (ii) we use Restaurant Operating Profit as a key metric to evaluate our restaurant financial performance compared to our competitors. We use these metrics to facilitate a comparison of our operating performance on a consistent basis from period to period, to analyze the factors and trends affecting our business and to evaluate the performance of our restaurants.

The following table presents a reconciliation of Operating income to Restaurant Operating Profit for the period indicated (in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Operating income as reported	$5,859	$5,715	$16,306	$19,385
Management, license and incentive fee revenue	(4,437)	(4,645)	(15,779)	(12,774)
General and administrative	8,495	8,300	29,081	25,573
Depreciation and amortization	3,562	3,024	12,134	10,790
COVID-19 related expenses	-	2,045	2,534	5,821
Agreement restructuring expenses	-	9	-	503
Pre-opening expenses	1,687	195	5,519	1,037
Lease termination expense	2	1,560	257	1,912
Transaction costs	72	29	123	160
Other income, net	630	—	630	—
Restaurant Operating Profit	$15,870	$16,232	$50,805	$52,407
Restaurant Operating Profit as a percentage of owned restaurant net revenue	18.9%	20.4%	16.9%	19.8%

Restaurant Operating Profit by brand is as follows (in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
STK restaurant operating profit (Company owned)	$11,740	$11,140	$37,259	$34,598
STK restaurant operating profit (Company owned) as a percentage of STK revenue (Company owned)	22.6%	24.8%	21.5%	24.7%
Kona Grill restaurant operating profit	$4,151	$5,092	$13,695	$17,785
Kona Grill restaurant operating profit as a percentage of Kona Grill revenue	13.1%	14.9%	10.8%	14.4%

Adjusted Net Income. We define Adjusted Net Income as net income before gains on CARES Act Loan forgiveness, COVID-19 costs, lease termination expenses, one-time stock-based compensation, non-recurring costs, non-cash rent during the pre-opening period and the income tax effect of any adjustments.

We believe that Adjusted Net Income is an appropriate measure of operating performance, as it provides a clear picture of our operating results by eliminating certain one-time expenses that are not reflective of the underlying business performance. Adjusted Net Income is included in this press release because it is a key metric used by management, and we believe that it provides useful information facilitating performance comparisons from period to period. Adjusted Net Income has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

	For the three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Net income attributable to The One Group Hospitality, Inc. as reported	$5,078	$5,773	$13,534	$31,348
Adjustments
COVID-19 related expenses	—	2,045	2,793	5,821
Accelerated stock compensation	—	—	—	485
Non-recurring and non-cash pre-opening expenses(1)	202	—	2,147	—
Non-recurring legal and professional fees	—	—	617	—
Gain on CARES Act Loan Forgiveness	—	—	—	(18,529)
Transaction expenses	72	—	123	—
Loss on early debt extinguishment	—	—	—	600
Lease termination expenses	—	1,560	—	1,912
Write-off of trademark costs and other	630	—	630	—
Adjusted net income before income taxes	5,982	9,378	19,844	21,637
Income tax effect on adjustments(2) and effect of discrete tax items	470	(1,101)	(1,105)	(1,852)
Adjusted net income attributable to The One Group Hospitality, Inc.	$6,452	$8,277	$18,739	$19,785

Adjusted net income per share: Basic	$0.20	$0.26	$0.58	$0.64
Adjusted net income per share: Diluted	$0.19	$0.24	$0.55	$0.59

Shares used in computing basic income per share	32,114,857	32,118,747	32,400,515	31,155,224
Shares used in computing diluted income per share	33,195,525	34,322,390	33,871,797	33,794,344

(1)	Non-recurring and Non-cash Pre-opening Expenses relate to non-recurring travel expenses for our training teams and new venue employees training at other locations and non-cash rent expensed during the pre-opening period.
(2)	Reflects the tax expense associated with the adjustments for the three and twelve months ended December 31, 2022, and December 31, 2021. The Company uses its statutory tax rate for the current year and for the previous year.